UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	March 15, 2007

NATURAL HEALTH TRENDS CORP.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-26272	59-2705336

(Commission File Number)	(IRS Employer Identification No.)

2050 Diplomat Drive, Dallas, Texas	75234

(Address of Principal Executive Offices)	(Zip Code)
(972) 241-4080

(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On March 15, 2007, the Board of Directors of the Company appointed Randall A. Mason, Sir Brian Wolfson, and Anthony B. Martino to the Board’s Compensation Committee. Sir Brian Wolfson was appointed Chairman of the Compensation Committee. In addition, the Board appointed Randall A. Mason and Sir Brian Wolfson to the Board’s Audit Committee, which continues to be chaired by Anthony B. Martino.
     The Board of Directors had previously determined that Mr. Martino met the SEC criteria of an “audit committee financial expert.” On March 15, 2007, the Board also determined that both Mr. Mason and Sir Brian meet the financial oversight requirements for continued listing on the Nasdaq Global Market. The Board also determined that Sir Brian and Mr. Martino are “independent directors,” as defined in Nasdaq’s Marketplace Rule 4200. Mr. Mason is the non-executive Chairman of the Board and is not a current officer or employee, or a family member of a current officer or employee, of the Company. He would be considered an independent director except that payments were made by a distributor of the Company to an entity in which Mr. Mason owns a minority interest and formerly served as an officer. At the direction of two former officers and directors of the Company, the distributor paid a portion of the commissions it had earned from the Company to an entity in which Mr. Mason is a shareholder.
     On March 15, 2007, the Board of Directors determined that exceptional and limited circumstances existed and that it was in the best interest of the Company and its shareholders to appoint Mr. Mason to the Compensation Committee and the Audit Committee until one or more independent directors have been elected to the Board of Directors, qualified and appointed to the Compensation Committee and the Audit Committee, but in no event longer than two years from his appointment to these committees.
     In making this determination, the Board took into consideration the following: Mr. Mason was unaware that the payments in question were being made until an independent investigator commissioned by the Audit Committee chaired by Mr. Mason discovered the payments on November 10, 2006; the payments to the entity in which Mr. Mason owns a minority interest were immediately stopped upon their discovery and the officers and directors involved in the transaction were terminated; and Mr. Mason did not personally benefit from the payments in question. The Board of Directors also considered the experience that Mr. Mason brings as the chief executive officer of his own business, his knowledge of the Company and the industry, the time it may take to identify and qualify suitable candidates for election as independent directors, and the need of the Company to have fully functioning Compensation and Audit Committees. The Company is actively attempting to identify and qualify at least three new independent directors, at least one of whom would qualify to sit on the Audit Committee. Upon their qualification and election, it is anticipated that Mr. Mason would step down from the Compensation Committee and the Audit Committee and be replaced by new independent directors qualified to sit on those committees.
     On March 16, 2007, the Nasdaq Stock Market notified the Company that it is now in compliance with Marketplace Rules 4350(d)(2) and 4350(c)(3) regarding the composition of its Compensation Committees and Audit Committees. On March 1, 2007, the Nasdaq Stock Market had notified that Company that it was not in compliance with those rules because of the resignations of Colin J. O’Brien and Terrence M. Morris from the Compensation and Audit Committees. The Staff of the Nasdaq Stock Market considers this matter to now be closed.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 19, 2007

NATURAL HEALTH TRENDS CORP.
By:	/s/ Chris Sharng
Chris Sharng
President